Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-218383

Issuer Free Writing Prospectus, dated November 1, 2018

ONE GAS, INC.

4.50% Senior Notes due 2048

This Free Writing Prospectus relates only to the 4.50% Senior Notes due 2048 of ONE Gas, Inc. and should be read together with the Preliminary Prospectus Supplement dated November 1, 2018 relating to the 4.50% Senior Notes due 2048.

Issuer:	ONE Gas, Inc.

Size:	$400,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Pricing Date:	November 1, 2018

Settlement Date:	November 5, 2018 (T+2)

Maturity Date:	November 1, 2048

Coupon:	4.50%

Price:	98.912% of principal amount

Yield to Maturity:	4.567%

Spread to Benchmark Treasury:	+118 basis points

Benchmark Treasury:	3.125% due May 15, 2048

Benchmark Treasury Yield:	3.387%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2019

Optional Redemption:

Prior to May 1, 2048, callable at any time at a make-whole premium of the greater of (i) 100% of the principal amount or (ii) discounted present value at Treasury Rate plus 20 basis points.

On or after May 1, 2048, callable at any time at par.

CUSIP / ISIN:	68235P AG3 / US68235PAG37

Ratings*:	A2 (negative) /A (stable) (Moody’s / S&P)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	U.S. Bancorp Investments, Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC

Co-Managers:	BOK Financial Securities, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by U.S. Bancorp Investments, Inc. by calling toll-free at 1-877-558-2607 or calling J.P. Morgan Securities LLC collect at (212) 834-4533.